UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 22, 2004
(Date of earliest event reported)

O.A.K. FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-22461 (Commission File Number)	38-2817345 (IRS Employer Identification no.)

2445 84th Street, S.W.
Byron Center, MI	49315
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (616) 878-1591

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]      Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[    ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[    ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[    ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 2.02     Results of Operations and Financial Conditions

On October 22, 2004, O.A.K. Financial Corporation issued a press release announcing results for the 2004 third quarter. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Section 9.01    Financial Statements and Exhibits

      (c)    Exhibit

              Press Release Dated October 22, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 22, 2004	O.A.K. FINANCIAL CORPORATION (Registrant) By /s/ James A. Luyk ——————————————— James A. Luyk Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1     Press Release Dated October 22, 2004.

EXHIBIT 99.1

October 22, 2004

OAK Financial Corporation Reports Third Quarter Results

Byron Center, MI — OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported third quarter 2004 net income of $919,000 and earnings per share of $0.45. The decline in net income and earnings per share compared to a year ago is primarily attributable to non-recurring items in the third quarter of 2003 and lower mortgage banking income. Core performance continues to improve as measured by improvements in asset quality, balance sheet growth and control of operating expenses. Year-to-date, net income and earnings per share declined 10% compared to the same period a year ago. Net income for the year-to-date period is lower as a result of the continued pressure on net interest income resulting from the historically low interest rates and intense local competition, coupled with the decline in fee income during the third quarter.

“Improving core performance has been our primary objective during 2004. We remain committed to doing those things that create sustainable, long-term improvement and increased shareholder value,” said Patrick K. Gill, President and CEO. “Our goal is to create performance that compares favorably with the best of our peers.”

Asset quality continues to improve. The ratio of non-performing assets to total loans was 0.49% at the end of the third quarter of 2004, the lowest level in several years. The annualized rate of net loan losses charged against the allowance for loan losses declined to 0.12% for the first nine months of 2004 compared to 0.22% during the first nine months of 2003. A provision for loan losses was not required in the third quarter of 2004 due to the improvement in asset quality and low net loan losses. The allowance for loan losses as a percent of total loans ended the quarter at 2.04%. The company’s non-performing loan coverage ratio is in excess of 400%, which is very high by industry standards.

Net interest income was approximately the same during the third quarter of 2004 compared to the third quarter of 2003. The net interest margin was 3.42% in the third quarter of 2004 compared to 3.44% in 2003. While the net interest margin remains significantly lower than past levels due to the low interest rate environment and strong local competition, the net interest margin has improved for the most recent two consecutive quarters. Comparing the third quarter with the second quarter of 2004, net interest income increased 5% and the net interest margin improved 11 basis points. Management expects total net interest income to improve during the fourth quarter as a result of earning asset growth and recent increases in short-term interest rates.

Total non-interest income declined 27% during the third quarter of 2004 compared to the same quarter in 2003. The decline is primarily a result of a $234,000 non-recurring gain recorded in the third quarter of 2003 and a 52% reduction in mortgage banking income. The decline in mortgage banking income is directly related to a slow-down in mortgage re-financing activity.

Total operating expenses in the third quarter of 2004 declined slightly compared to the third quarter of 2003. As a part of the comprehensive review of operating expenses it was determined that our staff levels required adjustment. Although severance and outplacement costs were recorded in the third quarter related to the reduction in staff, total salary expense remained even with a year ago. Total benefit expense increased 21% as a result of the continued escalating cost of providing employee health care, which increased 79% in the third quarter of 2004 compared the third quarter of 2003. Occupancy and equipment cost rose modestly and total other expense declined $140,000, or 13%, during the third quarter of 2004 as the benefits of the on-going cost reduction efforts continue to be realized. Year-to-date, total operating expense declined 2%, reflecting lower FDIC insurance premiums and the continued initiative to reduce expense.

Total assets and loans increased $13 million and $31 million respectively from December 31, 2003 to September 30, 2004. This represents the fourth consecutive quarter of asset and loan growth. Loan growth has improved significantly and is running at an 11% annualized pace. Total deposits grew $5 million, from December 31, 2003. Excluding a $12 million decline in certificates of deposit over $100,000, core deposits increased $17 million, or an annualized rate of 8%. The Company continues to be well capitalized with an equity-to-asset ratio of 10.8% at both September 30, 2004 and at December 31, 2003.

OAK Financial Corporation is a single bank holding company, which provides traditional banking services and products through twelve banking offices serving twelve communities in Kent, Ottawa and Allegan counties in western Michigan. The Bank owns a subsidiary, OAK Financial Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Insurance products such as property and casualty, life, disability and long-term care insurance products are provided through the Dornbush Insurance Agency subsidiary. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “believe,” and “expect” ” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future improvements in earnings performance and asset quality as well as growth of the loan portfolio. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

##########

For more information, please contact:
Patrick K. Gill, President & CEO at (616) 662-3113, or James A. Luyk, Executive Vice President and CFO at (616) 662-3124 OAK Financial Corporation, Byron Center, Mich.

O.A.K. FINANCIAL CORPORATION	CONSOLIDATED BALANCE SHEETS
AND SUBSIDIARY

(Dollars in thousands)

	September 30, 2004 (Unaudited)	December 31, 2003

ASSETS

Cash and due from banks	$9,713	$12,431
Federal funds sold	600	7,100

Cash and cash equivalents	10,313	19,531

Available-for-sale securities	96,023	103,395

Loans held for sale	1,405	1,705

Portfolio loans	394,562	363,565
Allowance for loan losses	(8,054)	(8,390)

Net Loans	386,508	355,175

Accrued interest receivable	2,431	2,266
Premises and equipment, net	13,945	14,428
Restricted investments	3,051	2,977
Other assets	7,676	9,056

Total assets	$521,352	$508,533

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$56,711	$49,814
Interest bearing	319,070	321,250

Total deposits	375,781	371,064

Securities sold under agreements to repurchase
and federal funds purchased	55,571	44,338
FHLB Advances	29,000	33,000
Borrowed funds	1,405	1,491
Other liabilities	3,046	3,560

Total liabilities	464,803	453,453

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,035,191 shares issued and outstanding	2,035	2,035
Additional paid-in capital	6,023	6,023
Retained earnings	47,544	45,774
Accumulated other comprehensive income	947	1,248

Total stockholders' equity	56,549	55,080

Total liabilities and stockholders' equity	$521,352	$508,533

O.A.K. FINANCIAL CORPORATION	CONSOLIDATED STATEMENTS OF INCOME
AND SUBSIDIARY

(Dollars in thousands except per share data)

	Three and Nine Months ended September 30, 2004 and 2003 (Unaudited)
	Three Months		Nine Months

	2004	2003	2004	2003

Interest Income
Interest and fees on loans	$5,371	$5,426	$15,564	$17,625
Available-for-sale securities	769	820	2,466	2,493
Restricted investments	37	37	112	119
Other	13	51	37	210

Total interest income	6,190	6,334	18,179	20,447

Interest expense
Deposits	1,595	1,703	4,795	5,858
Borrowed funds	425	443	1,301	1,329
Securities sold under agreements to repurchase	90	101	255	392

Total interest expense	2,110	2,247	6,351	7,579

Net interest income	4,080	4,087	11,828	12,868

Provision for loan losses	-	100	-	625

Net interest income after provision for loan losses	4,080	3,987	11,828	12,243

Non-interest income
Service charges on deposit accounts	646	555	1,819	1,591
Mortgage banking	285	588	982	1,429
Net gain on sales of available for sale securities	27	3	233	4
Insurance premiums and brokerage fees	327	384	1,111	1,204
Other	97	370	296	526

Total non-interest income	1,382	1,900	4,441	4,754

Non-interest expenses
Salaries	2,144	2,144	6,344	5,975
Employee benefits	545	450	1,623	1,459
Occupancy (net)	318	313	973	950
Furniture and fixtures	267	258	818	815
Other	938	1,078	2,863	3,701

Total non-interest expenses	4,212	4,243	12,621	12,900

Income before federal income taxes	1,250	1,644	3,648	4,097

Federal income taxes	331	466	965	1,133

Net income	$919	$1,178	$2,683	$2,964

Income per common share:
Basic	$0.45	$0.58	$1.32	$1.46
Diluted	$0.45	$0.58	$1.32	$1.46

OAK Financial Corporation
Consolidated Financial Highlights
(Unaudited)

(Dollars in thousands except per share data)	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003	3rd Qtr 2003

Earnings
Net interest income	$4,080	$3,890	$3,858	$4,010	$4,087
Provision for loan losses	$0	$0	$0	$0	$100
Noninterest income	$1,382	$1,707	$1,352	$1,481	$1,900
Noninterest expense	$4,212	$4,293	$4,116	$3,866	$4,243
Net income	$919	$952	$812	$1,194	$1,178
Basic earnings per share	$0.45	$0.47	$0.40	$0.58	$0.58
Diluted earnings per share	$0.45	$0.47	$0.40	$0.58	$0.58
Average shares outstanding	2,035	2,035	2,035	2,035	2,035

Performance Ratios
Return on average assets	0.71%	0.74%	0.64%	0.94%	0.91%
Return on average equity	6.55%	6.90%	5.86%	8.63%	8.66%
Net interest margin (tax-equivalent)	3.42%	3.31%	3.27%	3.48%	3.44%
Efficiency ratio	75.4%	77.8%	76.4%	71.5%	69.4%
Full-time equivalent employees	199	201	197	195	198
Ending equity to ending assets	10.85%	10.68%	11.00%	10.83%	10.78%
Book value per share	$27.79	$27.13	$27.49	$27.06	$26.84

Asset Quality
Net loans charged-off	$186	$53	$97	$42	$100
Net charge-offs to total average loans (annualized)	0.19%	0.06%	0.11%	0.05%	0.11%
Nonperforming Assets	$1,936	$3,325	$2,600	$2,098	$1,756
Allowance for loan losses to total loans	2.04%	2.15%	2.26%	2.31%	2.40%
Nonperforming Assets to total loans	0.49%	0.87%	0.71%	0.58%	0.50%

(Dollars in thousands except per share data)	YTD 09/30/04	YTD 09/30/03

Earnings
Net interest income	$11,828	$12,868
Provision for loan losses	$0	$625
Noninterest income	$4,441	$4,754
Noninterest expense	$12,621	$12,900
Net income	$2,683	$2,964
Basic earnings per share	$1.32	$1.46
Diluted earnings per share	$1.32	$1.46
Average shares outstanding	2,035	2,035

Performance Ratios
Return on average assets	0.70%	0.76%
Return on average equity	6.44%	7.44%
Net interest margin (tax-equivalent)	3.35%	3.62%
Efficiency ratio	76.9%	71.8%

Asset Quality
Net loans charged-off	$336	$591
Net charge-offs to total average loans (annualized)	0.12%	0.22%